HealthEquity Expands Board of Directors
Draper, Utah – (GLOBE NEWSWIRE) – December 4, 2020 – HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the largest independent health savings account (HSA) custodian and leader in consumer directed benefits (CDB), announced today that Stuart Parker has been elected to the Company’s Board of Directors effective immediately and appointed to serve on the Compensation Committee and Cybersecurity Subcommittee of the Audit and Risk Committee. Mr. Parker has more than 15 years of executive leadership in the insurance and financial planning industry, including most recently as President and CEO of USAA and is a distinguished veteran of the United States Air Force. Mr. Parker’s appointment returns the Board to 10 members with 8 (including Mr. Parker) being independent.
“We are delighted that Stuart has joined our Board,” said Robert Selander, Chairman of the Board of Directors of HealthEquity. “Stuart’s record of driving growth at scale, built on a culture of service, strong customer loyalty, and technology transformation, resonates with our growth objectives at HealthEquity,”
Commenting on his new appointment, Mr. Parker said, “I am thrilled to be joining the Board of HealthEquity. The Company has created an impressive reputation among its partners, clients and HSA and CDB members through product innovation and passion to help every American family connect health and wealth.”
Mr. Parker currently serves as a member of the board of directors for Kemper Corporation (NYSE: KMPR), a specialized insurance company, and served as Chief Executive Officer for USAA from 2015 until his retirement in February 2020. He spent more than 21 years with USAA in roles including Chief Operating Officer (2014 – 2015), Chief Financial Officer (2012 – 2014), President of the Property & Casualty Insurance Group (2007 – 2012), and President of Financial Planning Services (2004 -2007). He has a bachelor’s degree in business administration from Valdosta State University and an MBA from St. Mary’s University. Mr. Parker is a distinguished graduate of the Air Force ROTC program and served in the U.S. Air Force for nearly 10 years, including service in Operations Desert Shield and Desert Storm.
About HealthEquity
HealthEquity administers Health Savings Accounts (HSAs) and other consumer-directed benefits for our more than 12 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.

Investor Relations Contact:
Richard Putnam
801-727-1209
rputnam@healthequity.com